U.S. SECURITIES AND EXCHANGE COMMISSION

                                  Washington, D.C., 20549

[ ]  Check box if no longer subject
     to Section 16. Form 4
     or Form 5 obligations may con-
     tinue. See Instruction 1(b).

[ ]  Form 3 Holdings Reported
[ ]  Form 4 Transactions Reported

                                            ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

                                            Filed pursuant to Sec. 16(a) of the Securities Exchange Act of 1934, Sec. 17(a) of
                                            the Public Utility Holding Company Act of 1935 or Sec. 30(f) of the Investment Company
                                            Act of 1940.
--------------------------------------------- -------------------------------------------------------------------------------
  1. Name and Address of Reporting person*     2. Issuer Name and Ticker or Trading Symbol
        Mingay   Cameron    A.                    WAVERIDER COMMUNICATIONS INC.     WAVC
--------------------------------------------- -------------------------------------------------------------------------------
          (Last) (First) (Middle)              3. IRS or Social Security Number of       4. Statement for Month/Year
                                                  Reporting Person (Voluntary)              December 2002
     49 Weybourne Crescent
---------------------------------------------                                           -------------------------------------
                  (Street)                                                               5. If Amendment, Date of Original
                                                                                                    (Month/Year)
     Toronto, Ontario Canada M4N 2R4
-----------------------------------------------------------------------------------------------------------------------------
            (City) (State) (Zip)
   *If the Form is filed by more than one
 Reporting Person, see Instruction 4(b)(v).
---------------------------------------------     -----------------------------------------------------
6.Relationship of Reporting Person to Issuer      7. Individual or Joint/Group Filing (Check applicable
  (Check all applicable)                                                      line)

   X   Director                        10% Owner      X   Form filed by One Reporting Person
 ------                           -----            ------
                                                          Form filed by More than One Reporting Person
   X   Officer (give title below)      Other       ------
 ------                           -----
       Corporate Secretary
-----------------------------------------------------------------------------------------------------------------------------------
                             Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
-----------------------------------------------------------------------------------------------------------------------------------
1. Title of Security    2. Transaction   3. Transaction  4. Securities Acquired (A) or  5. Amount of 6. Ownership     7. Nature of
   (Instr. 3)                Date        Code (Instr. 8) Disposed of (D) ; (Instr. 3,   Securities   Form: Direct (D) Indirect
                        (Month/Day/Year)                          4, and 5)             Beneficially or Indirect (I)  Beneficial
                                                                                        Owned at end (Instr. 4)       Ownership
                                                                                        of Issuer's                   (Instr.4)
                                                                                        Fiscal
                                                                                        Month (Instr.
                                                                                        3 and 4)
----------------------- ---------------- --------------- ------------------------------ ------------ ---------------- -------------
                                                          Amount   (A) or (D)   Price
----------------------- ---------------- --------------- --------- ---------- --------- ------------ ---------------- -------------
Common Shares                                                                           25,000          (D)
------------------------ --------------- --------------- --------- ---------- --------- ------------ ---------------- -------------

------------------------ --------------- --------------- --------- ---------- --------- ------------ ---------------- -------------

------------------------ --------------- --------------- --------- ---------- --------- ------------ ---------------- -------------
Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly  (Print or Type
Responses)
                                                                                               Page 1 of 2 pages    (Over)



                  Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
                          (eg., puts, calls, warrants, options, convertible securities)

------------ ---------- ------------ ----------- ------------ ---------------------- ---------------------
1. Title of  2.Conver-  3. Transac-  4. Transac- 5. Number of 6. Date Exercisable    7. Title and Amount
Derivative   sion or    tion Date    tion Code   Derivative   and Expiration         of Underlying
Securitiy    Exer-      (Month/Day/  (Instr. 8)  Securities   Date (Month/Day/       Securities
(Instr. 3)   cise Price Year)                    Acquired (A) Year)                  (Instr. 3 and 4)
             of Deriva-                          or Disposed
             tive                                of (D)
             Security                            (Instr. 3,
                                                 4, and 5)
------------ ---------- ------------ ----------- ------------ ----------  ---------- ---------- ---------
                                                              Date        Expira-      Title    Amount or
                                                              Exer-       tion Date             Number of
                                                              cisable                           Shares
------------ ---------- ------------ ----------- --- -------- --------    ---------- ---------- ---------
                                                 (A)    (D)
------------ ---------- ------------ ----------- --- -------- --------    ---------- ---------- ---------
1999
Incentive
And                                                           Anytime     05/28/09   Common      27,500
Nonqualified
Stock Option
Plan
------------ ---------- ------------ ----------- --- -------- --------    ---------- ---------- ---------
Employee Stock
Option (2000)                                                 Anytime     02/25/10    Common    100,000
Plan
----------------------- ------------ ------------ ----------- ---------- ---------- ----------- -----------
Employee Stock
Option (2000)                                                 Anytime     02/28/11    Common     25,000
Plan
----------------------- ------------ ------------ ----------- ---------- ---------- ----------- -----------
Employee Stock
Option (2000)                                                 Anytime     02/28/12    Common     25,000
Plan
----------------------- ------------ ------------ ----------- ---------- ---------- ----------- -----------
Class P Warrants                                              Anytime    12/13/04     Common     25,000
----------------------- ------------ ------------ ----------- ---------- ---------- ----------- -----------
Class O Warrants                                              Anytime    10/18/06     Common     21,500
----------------------- ------------ ------------ ----------- ---------- ---------- ----------- -----------

Table II (continued)
------------ ---------- ---------- ------------ ------------
1. Title of  8. Price   9. Number  10. Owner-   11. Nature
Derivative   of         of Deriva- ship of De-  of
Securitiy    Derivative tive       rivative     Indirect
(Instr. 3)   Security   Securi-    Security;    Beneficial
             and        ties       Direct (D)   Ownership
             (Instr.5)  Benefi-    or           (Instr. 4)
                        cially     Indirect
                        Owned at   (I)
                        end of     (Instr. 4)
                        Month
                        (Instr. 4)

------------ ---------- ----------- ----------- ------------
1999
Incentive
And          $1.81       27,500         (D)
Nonqualified
Stock Option
Plan
------------ ---------- ----------- ----------- ------------
Employee
Stock
Option (2000) $9.03     100,000         (D)
Plan
------------ ---------- ----------- ----------- ------------
Employee
Stock
Option (2000) $1.63     25,000          (D)
Plan
------------ ---------- ----------- ----------- ------------
Employee
Stock
Option (2000) $0.16     25,000          (D)
Plan
------------ ---------- ----------- ----------- ------------
Class P
Warrants      $0.50     25,000          (D)
------------ ---------- ----------- ----------- ------------

Class O
Warrants      $0.50     21,500          (D)

------------ ---------- ----------- ----------- ------------


Explanation of Responses:


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a)


             /s/C. A. Mingay                      February 6, 2003
       -----------------------------            ----------------
  **   Signature of Reporting Person                Date


Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

                                                              Page 2 of 2 pages.